[   Silver, Freedman & Taff, L.L.P. Letterhead   ]

[FORM OF TAX OPINION]

________________, 2013

Board of Directors
Roebling Financial Corp, Inc.
Route 130 South & Delaware Avenue
P.O.Box 66
Roebling, New Jersey 08554

Re:
Merger pursuant to the Agreement and Plan of Merger dated as of December 28, 2012 (the “Merger Agreement”) by and among TF Financial Corporation, a Pennsylvania corporation (“TF”), 3rd Fed Bank, a Pennsylvania-chartered savings bank, Roebling Financial Corp, Inc., a New Jersey corporation (“Roebling”) and Roebling Bank, a federally chartered stock savings bank.

Ladies and Gentlemen:

We have acted as special counsel for Roebling in connection with the Merger Agreement pursuant to which Roebling will merge with and into TF (the “Merger”) with TF being the surviving corporation, on the terms and conditions set forth therein.  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

We have examined (i) the Merger Agreement, (ii) Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement,” which reference shall include the proxy statement/prospectus of TF and Roebling, the “Proxy Statement/Prospectus,” included therein), and (iii) the representation letters of TF and Roebling delivered to us for purposes of this opinion (the “Representation Letters”).  In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

SILVER, FREEDMAN & TAFF, L.L.P.

Roebling Financial Corp, Inc.
____________, 2013

In rendering such opinion, we have assumed that (i) the Merger will be effected in accordance with the Merger Agreement and as described in the Registration Statement, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by TF and Roebling in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement, if relevant, or the Representation Letters “to the best knowledge of,” or based on the belief of TF or Roebling or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with, and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement.  If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based upon the foregoing, it is our opinion that for United States federal income tax purposes:

(i)	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)	Each of TF and Roebling will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

(iii)
The discussion contained in the Proxy Statement/Prospectus under the caption “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, fairly summarizes the federal income tax consequences that are material to a Roebling shareholder who holds shares of Roebling common stock as a capital asset.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect.  We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

SILVER, FREEDMAN & TAFF, L.L.P.

Roebling Financial Corp, Inc.
____________, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Silver, Freedman & Taff, L.L.P.